WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

NOVEMBER 30, 2005

AUDITORS’ REPORT

To the Shareholders of

Wealth Minerals Ltd.

(Formerly Triband Resource Corp.)

(An Exploration Stage Company)

We have audited the consolidated balance sheets of Wealth Minerals Ltd. (formerly Triband Enterprise Corp.) as at November 30, 2005 and 2004, and the consolidated statements of operations and cumulative loss, cash flows and shareholders’ equity and deficit for each of the years in the three-year period ended November 30, 2005, and the consolidated statements of operations and cumulative loss and cash flows for the period from the date of incorporation on October 7, 1994 to November 30, 2005.  These consolidated financial statements, expressed in Canadian dollars, are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2005 and 2004, and the results of its operations and cumulative loss, cash flows and changes in shareholders’ equity  for each of the years in the three-year period ended November 30, 2005 and the consolidated statements of operations and cumulative loss and cash flows for the period from the date of incorporation on October 7, 1994 to November 30, 2005, in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations and shareholders’ equity for each of the years in the three-year period ended November 30, 2005, to the extent summarized in Note 18 of the consolidated financial statements.

/s/ STS PARTNERS LLP

CHARTERED ACCOUNTANTS

Vancouver, BC

February 24, 2006

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

AS AT NOVEMBER 30

Notes	2005	2004

ASSETS

Current
Cash and cash equivalents	$ 2,006,409	$ 2,798,485
Restricted cash	40,425	25,810
Receivables	32,085	16,978
Prepaid expenses	58,498	181,246
Refundable acquisition fee 5	100,000	-

	2,237,417	3,022,519

Property, plant and equipment 4	14,817	13,463
Investment 7	1	1

	$ 2,252,235	$ 3,035,983

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 201,211	$ 65,700
Due to related parties 11	40,084	25,525

	241,295	91,225

NATURE AND CONTINUANCE OF OPERATIONS 1

CONTINGENCIES AND COMMITMENTS 14

Shareholders’ equity
Capital stock 8	10,911,313	8,991,903
Contributed surplus 9 and 10	825,012	532,560
Share subscriptions	-	(30,375)
Deficit accumulated during the exploration stage	(9,725,385)	(6,549,330)

	2,010,940	2,944,758

	$ 2,252,235	$ 3,035,983

On behalf of the Board:

   “Henk Van Alphen”

   “Jerry Pogue”

_______________________

Director

_______________________

Director

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS

(Expressed in Canadian Dollars)

	Years Ended November 30,			Cumulative Amounts From October 7, 1994 to November 30,
Notes	2005	2004	2003	2005

OPERATING EXPENSES
Amortization	$ 4,051	$ 2,438	$ 2,974	$ 28,790
Consulting fees 11	213,240	238,116	82,800	938,852
Exploration costs 6	1,798,184	504,262	27,783	3,956,589
Listing and transfer agent fees	35,340	81,156	20,730	281,818
Office	54,420	25,061	23,026	350,527
Professional fees	125,413	86,837	52,900	421,842
Property investigation	64,180	-	-	250,743
Rent 11	51,673	21,845	17,333	169,803
Salaries and benefits 11	146,023	5,519	-	231,850
Shareholders’ communications	157,287	30,938	11,853	577,699
Stock-based compensation 10	335,362	549,360	-	884,722
Travel	131,166	44,237	24,702	289,627

	(3,116,339)	(1,589,769)	(264,101)	(8,382,862)

B.C. Capital taxes	-	(31,909)	-	(31,909)

Gain on write-down of Due to affiliated company	-	2,594	-	2,594

Gain on sale of marketable securities	-	-	-	100,703

Gain (loss) on foreign exchange	(18,734)	577	438	141,501

Gain (loss) on disposal of property, plant and equipment	131	-	-	(7,058)

Interest income	46,627	15,749	464	260,033
Impairment of mineral properties	(87,740)	-	-	(1,188,462)

Investment income	-	-	-	27,565

Write-down of investments	-	(27,564)	-	(272,964)

Write-down of marketable securities	-	-	-	(374,526)

Net loss for the period	$ (3,176,055)	$ (1,630,322)	$ (263,199)	$ (9,725,385)

Basic and diluted loss per share	$ (0.27)	$ (0.24)	$ (0.14)
Basic and diluted weighted average common shares outstanding	11,648,823	6,732,969	1,920,270

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

	Years Ended November 30,			Cumulative Amounts From October 7, 1994 to November 30,
	2005	2004	2003	20052005

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Net loss for the period	$ (3,176,055)	$ (1,630,322)	$ (263,199)	$ (9,725,385)
Items not affecting cash
Amortization	4,051	2,438	2,974	28,790
Investment income	-	-	-	(27,565)
Gain on sale of marketable securities	-	-	-	(100,703)
Gain (loss) on disposal of property, plant and equipment	(131)	-	-	7,058
Impairment of mineral properties	87,740		-	1,188,462
Stock-based compensation	335,362	549,360		884,722
Write-down of marketable securities	-	-	-	374,526
Write-down of investments	-	27,564	-	272,964

Changes in non-cash working capital items:
(Increase) decrease in receivables	(15,107)	(13,984)	4,176	(32,085)
(Increase) decrease in prepaid expenses	122,748	(175,171)	4,939	(58,498)
Refundable acquisition fee	(187,740)	-	-	(187,740)
Decrease in due from related parties	-	5,350	(5,350)	-
(Increase) decrease in due to related parties	14,559	25,525	-	40,084
Increase in accounts payable and accrued liabilities	135,511	27,750	19,657	291,044
Advances to affiliated companyIncrease (decrease)	-	(2,594)	-	-

Net cash used in operating activities	(2,679,062)	(1,184,084)	(236,803)	(7,044,326)

INVESTING ACTIVITIES
Proceeds on sale of marketable securities	-	-	-	488,027
Property, plant and equipment acquired	(8,854)	(5,732)	-	(60,429)
Proceeds on disposal of property, plant and equipment	3,580	-	-	9,763
Acquisition of mineral properties	-	-	-	(500,722)
Acquisition of marketable securities	-	-	-	(761,850)
Increase in investments	-	-	-	(245,400)

Net cash (used in) provided by investing activities	$ (5,274)	$ (5,732)	$ -	$ (1,070,611)

- Continued -

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont’d…)

(Expressed in Canadian Dollars)

	Years Ended November 30,			Cumulative Amounts From October 7, 1994 to November 30,
	2005	2004	2003	2005

Continued…

FINANCING ACTIVITIES
Issuance of capital stock, net of issuance costs	$ 1,876,500	$ 3,979,587	$ 175,500	$ 10,161,771
Share subscriptions receivable	30,375	(30,375)	-	-

Net cash provided by financing activities	1,906,875	3,949,212	175,500	10,161,771

Net change in cash and cash equivalents during the period	(777,461)	2,759,396	(61,303)	2,046,834

Cash and cash equivalents, beginning of period	2,824,295	64,899	126,202	-

Cash and cash equivalents, end of period	$ 2,046,834	$ 2,824,295	$ 64,899	$ 2,046,834

Represented by:

	November 30,
	2005	2004

Interest bearing deposits with banks	$ 494,280	$ 481,826
Term deposits	1,512,129	2,316,659
Term deposits - restricted	40,425	25,810
	$ 2,046,834	$ 2,824,295

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Expressed in Canadian Dollars)

	Number of Shares	Price	Value of Common Shares Issued and Fully Paid	Subscriptions Receivables	Contributed Surplus	Deficit Accumulated During the Exploration Stage	Total

Balance at November 30, 2002	1,771,434		$4,820,016	$ -	$ -	$ (4,655,809)	$ 164,207

Issuance of shares for cash
Private placement	62,500	0.48	30,000	-	-	-	30,000
Exercise of options	56,250	0.68	38,250	-	-	-	38,250
Exercise of options	6,250	0.96	6,000	-	-	-	6,000
Exercise of warrants	28,125	1.20	33,750	-	-	-	33,750
Private placement	225,000	0.30	67,500	-	-	-	67,500
Net loss for the year				-	-	(263,199)	(263,199)

Balance at November 30, 2003	2,149,559		4,995,516	-	-	(4,919,008)	76,508

Issuance of shares for cash:
Private placement	850,000	0.24	204,000	-	-	-	204,000
Private placement	2,500,000	0.27	675,000	-	-	-	675,000
Exercise of warrants	62,500	0.60	37,500	-	-	-	37,500
Private placemeny	3,010,000	0.54	1,625,400	(13,500)	-	-	1,611,900
Exercise of warrants	59,500	1.20	71,400	-	-	-	71,400
Exercise of warrants	150,000	0.35	52,500	-	-	-	52,500
Private placement	1,306,250	0.80	1,045,000	-	-	-	1,045,000
Exercise of options	178,750	0.25	44,687	(16,875)	-	-	27,812
Shares issued for property	200,000	1.22	244,000	-	-	-	244,000
Settlement of debts	84,583	0.24	20,300	-	-	-	20,300
Stock-based compensation			16,800	-	532,560	-	549,360
Share issuance costs			(40,200)	-	-	-	(40,200)
Net loss for the year			-	-	-	(1,630,322)	(1,630,322)

Balance at November 30, 2004	10,551,142		8,991,903	(30,375)	532,560	(6,549,330)	2,944,758

Issuance of shares for cash:
Exercise of warrants	780,000	0.35	273,000	-	-	-	273,000
Exercise of warrants	225,000	0.42	94,500	-	-	-	94,500
Exercise of options	95,000	0.25 / 0.75	57,500	-	-	-	57,500
Exercise of warrants	577,500	0.80	462,000	-	-	-	462,000
Exercise of warrants	100,000	1.00	100,000	-	-	-	100,000
Private placement	1,000,000	0.56	560,000	-	-	-	560,000
Private placement	150,000	0.61	91,500	-	-	-	91,500
Shares issued for property	200,000	0.98 / 1.40	238,000	-	-	-	238,000

Subscriptions received			-	30,375	-	-	30,375
Stock-based compensation			42,910	-	292,452	-	335,362
Net loss for the year			-	-	-	(3,176,055)	(3,176,055)

Balance at November 30, 2005	$ 13,678,642		$ 10,911,313	$ -	$ 825,012	$ (9,725,385)	$ 2,010,940

The accompanying notes are an integral part of these consolidated financial statements.

WEALTH MINERALS LTD.

(Formerly Triband Enterprise Corp.)

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

November 30, 2005

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company’s principal business activity is the exploration and development of mineral properties.

On January 14, 2004 the Company changed its name to Wealth Minerals Ltd. from Triband Enterprise Corp. and consolidated its capital stock, warrants and options on a basis of four old shares for one new share. All share, warrant, option and per unit data included in these consolidated financial statements have been adjusted to retroactively reflect this consolidation.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain mineral reserves that are economically recoverable.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.  Accounts specifically requiring the use of management estimates and assumptions in determining carrying values are receivables, prepaid expenses, property, plant and equipment, investments, accounts payable and accrued liabilities, due to related parties and future income taxes.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.).  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash in bank accounts and highly liquid investments with original maturities of nine months or less.

Restricted cash

Under the terms of MasterCard’s corporate credit policy, the Company is required to pledge a defined amount of term deposit to the financial institution as collateral.  This deposit is interest bearing and refundable upon cancellation of the credit cards.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, receivables, secured deposit, accounts payable and accrued liabilities and due to related parties.  Unless otherwise noted, it is Management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Acquisition costs

Acquisition costs will be capitalized on properties when proven and provable reserves are defined. No mineral resource estimates have been defined on any Company property interests to date.  Mineral property costs include initial acquisition costs and related option payments, which are recorded when paid.

Exploration and development costs

The Company has adopted the policy of expensing exploration and development costs as incurred.  The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management to support the recognition of an asset. Option payments receivable by the Company would be credited against mineral property exploration costs when received.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable.  If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs.  Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.  Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits.  The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration.  Therefore, estimated future removal and site restoration costs are presently considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives at the following rates:

Computer equipment	30% declining balance basis
Office furniture and equipment	20% declining balance basis

Investment

The Company’s long-term investment is accounted for on the cost basis.  The investment is written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date.  Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period-end are included in statements of operations.

Basic and diluted loss per share

The Company uses the "treasury stock method" in computing loss per share.  Under this method, basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method.  Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti- dilutive.

Stock-based compensation

The Company has a stock option plan as described in Note 9.  The Company uses the accounting recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments".  At the beginning of the 2004 fiscal year, the Company began recording compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights. The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant. Any consideration received on the exercise of stock options is credited to capital stock. The adoption of the new standard results in expense recognition for options granted after November 30, 2003.

Income taxes

Future income taxes are recorded using the asset and liability method.  Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled.

The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.  To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Segmented Information

The Company follows CICA Handbook Section 1701, “Segment Disclosures” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product, the selling price is fixed or determinable and collectibility is reasonably assured.  Settlement adjustments, if any, are reflected in revenue when the amounts are known.

Credit Risk

Cash and cash equivalents and restricted cash have been placed with a major Canadian chartered bank, and to date has not experienced losses on any of its balances.

3.   DUE TO RELATED PARTIES

Amounts due to related parties include directors, officers, companies they control, and companies with common directors and/or officers. The amounts are unsecured, without interest or fixed terms of repayment (see Note 11).

4.

PROPERTY, PLANT AND EQUIPMENT

			Net Book Value
		Accumulated
	Cost	Amortization	2005	2004

Computer equipment	$ 20,129	$ 10,656	$ 9,473	$ 6,839
Office furniture and equipment	14,274	8,930	5,344	6,624

	$ 34,403	$ 19,586	$ 14,817	$ 13,463

5.

REFUNDABLE ACQUISITION FEE

Mexico / Columbia Letter of Intent

On February 28, 2005, the Company announced that it had elected not to pursue a property position in Columbia through Minera San Jorge S.A. de C.V. (“MSJ”), a Mexican corporation, and in April, 2005 advised MSJ that it would not pursue a property position through MSJ in Mexico.

Under the letter of intent, the Company advanced US$150,000 as a refundable acquisition fee to MSJ. The advance is secured by a promissory note from MSJ and marketable securities comprised of 250,000 shares of Tumi Resources Ltd. (“Tumi”), a TSX Venture Exchange listed company. As at November 30, 2005, shares of Tumi closed at $0.32, representing a value of $80,000.  The Company has written down the deposit to a value of $100,000, and has requested the return of the secured advance of US$150,000. Management of the Company has determined that the decline in value is temporary in nature and as a result, no further write-down was recorded.

6.

MINERAL PROPERTIES

The Company incurred the following expenditures on its mineral properties:

	Year ended November 30,	Year ended November 30,	Year ended November 30,
	2005	2004	2003

Mackenzie Project, BC, Canada
Acquisition	$ 178,000	$ -	$ -
Exploration	542,254	-	-

Argentina Uranium Project
Acquisition	263,760	-	-
Exploration	805,030	-	-

Amata Project, Peru
Acquisition	-	426,606	-
Exploration	8,562	58,241	-

Nevada, USA, Properties
Acquisition	-	-	27,783
Exploration	578	19,415	-

Total	$ 1,798,184	$ 504,262	$ 27,783

a) Mackenzie Project, British Columbia, Canada

In May 2005, the Company announced the acquisition of the Mackenzie Project, a newly discovered zone of gold geochemical anomalies, comprised of 118 mineral claims located in east-central British Columbia approximately 150 kilometers north of Prince George. Terms of the acquisition are:

Payment of $80,000 (paid) and issuance of 100,000 common shares (issued) within 10 days of TSX Venture Exchange approval of the acquisition (received June 10, 2005);

i)

Payment of $25,000 and issuance of 200,000 common shares after one year;

ii)

Payment of $25,000 and issuance of 250,000 common shares after two years;

iii)

Payment of $25,000 and issuance of 250,000 common shares after three years;

iv)

Vendors retain a 2% Net Smelter Return (“NSR”) on any production;

v)

The Company will pay an advance NSR royalty of $25,000 per year, beginning with the fourth year after signing the letter of intent; and

vi)

The Company may purchase 50% of the NSR, being 1%, for payment of $1,000,000 at any time.

b) Argentinean Uranium Project

On July 12, 2005 the Company announced the acquisition of an option to acquire a 100% interest in a private Argentinean corporation which owns 20 separate parcels of land, of which 16 are known to have one or more uranium occurrences. Subject to regulatory approval (received October 21, 2005), the Company can acquire 100% of Madero Minerals S.A. and its assets for the payment of US$100,000 (paid) and the issuance of 600,000 common shares, 100,000 shares 10 days after regulatory approval (issued), 200,000 shares on the first anniversary thereof, and 300,000 shares on the second anniversary thereof.

c) BET Claims, Nevada, USA

The Company’s wholly owned subsidiary holds title to twenty-three unpatented mining claims, referred to as the BET 1-23 Claims, located in Whisky Canyon, Lander County, Nevada. To earn and maintain 100% interest in the BET 1-23 claims, the Company is required to pay annual fees of US$8.50 per claim plus total maintenance fees of US$2,875 per year. The Company does not intend to continue maintaining these claims.

d) Amata Project, Peru

On May 20, 2005 the Company withdrew from its agreement with Minera Koripampa del Peru S.A. (“Koripampa”), a private Peruvian company. In 2004, the Company had entered into the agreement with Koripampa, acquiring a 100% interest in the 70% interest in the Amata Project in Southern Peru held by Koripampa, for initial consideration of 200,000 common shares (issued at a fair value of $1.22 per share), US$100,000 on closing (paid), and 200,000 common shares one year after closing (not issued).

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties.  The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

7.

INVESTMENT

		Fair Value		Net Book Value

	Number of Shares	2005	2004	2005	2004

Clearant, Inc.	21,135	$ 75,278	$ 1	$ 1	$ 1

The shares of Clearant, Inc. were acquired pursuant to a distribution of assets of an amalgamated company in which the Company originally invested in 1999. Clearant began trading in April 2005 on the OTC BB market under the symbol “CLRI”. In 2004 the Company wrote down its investment to a nominal value of $1. Fair value is based upon a closing price of US$3.05 at November 30, 2005.

8.

CAPITAL STOCK

	Number
	of Shares	Amount

Authorized

Unlimited number of common voting shares without par value
Unlimited number of preferred shares, issuable in series

Common shares issued (reflecting 4:1 consolidation in January 2004)

As at November 30, 2003	2,149,559	$ 4,995,516

For cash – private placements	7,666,250	3,549,400
For cash – exercise of options	178,750	44,687
For cash – exercise of warrants	272,000	161,400
For acquisition of property (Note 6(d))	200,000	244,000
For settlement of debts	84,583	20,300
Share issuance costs	-	(40,200)
Share-based compensation	-	16,800

As at November 30, 2004	10,551,142	8,991,903

For cash – exercise of options	95,000	57,500
For cash – exercise of warrants	1,682,500	929,500
For cash – private placements	1,150,000	651,500
For acquisition of property (Note 6(a and b))	200,000	238,000
Share-based compensation	-	42,910

As at November 30, 2005	13,678,642	$ 10,911,313

Share subscriptions

The Company issued securities in 2004 for which payment of $30,375 was received in full during the first quarter of 2005. These securities consisted of 25,000 private placement units at $0.54 per unit and 67,500 stock options at $0.25 per share, for total amounts of $13,500 and $16,875 respectively.  The Company recorded the total amount of $30,375 as a debit against shareholders’ equity for the year ended November 30, 2004, and as a credit to shareholders’ equity when received.

Private Placements

The following table summarizes the Company’s recent private placements:

	Year ended November 30,	Year ended November 30,	Year ended November 30,
	2005	2004	2003
First placement during the year:
Private placement proceeds	$560,000	$204,000	$30,000
Number of units	1,000,000	850,000	62,500
Number of whole warrants	500,000	425,000	62,500
Unit price	$0.56	$0.24	$0.48
Warrant exercise price	$0.80	$0.35	$0.60
Warrant expiry date	December 23, 2006	August 26, 2005	December 3, 2004

Second placement during the year:
Private placement proceeds	$91,500	$675,000	$67,500
Number of units	150,000	2,500,000	225,000
Number of whole warrants	75,000	1,250,000	225,000
Unit price	$0.61	$0.27	$0.30
Warrant exercise price	$0.80	$0.35	$0.42
Warrant expiry date	January 5, 2007	March 15, 2006	November 14, 2005

Third placement during the year:
Private placement proceeds	n/a	$1,625,400	n/a
Number of units		3,010,000
Number of whole warrants		1,505,000
Unit price		$0.54
Warrant exercise price		$0.80
Warrant expiry date		May 14, 2006

Fourth placement during the year:
Private placement proceeds	n/a	$1,045,000	n/a
Number of units		1,306,250
Number of whole warrants		1,306,250
Unit price		$0.80
Warrant exercise price		$1.00
Warrant expiry date		March 7, 2006

In November 2003, the Company completed a private placement consisting of 225,000 units at a price of $0.30 per unit, for total proceeds of $67,500. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.42 per share until November 14, 2005. No finder’s fee was issued. During the year ended November 30, 2005, 225,000 (years ended November 30, 2004 and 2003 – Nil) warrants were exercised.

In February 2004, the Company completed a private placement consisting of 850,000 units at a price of $0.24 per unit, for total proceeds of $204,000. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until August 26, 2005. No finder’s fee was issued. During the year ended November 30, 2005, 425,000 (year ended November 30, 2004 – Nil) full warrants were exercised.

In March 2004, the Company completed a private placement consisting of 2,500,000 units at a price of $0.27 per unit, for total proceeds of $675,000. Each unit consisted of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.35 per share until March 15, 2006. No finder’s fee was issued. During the year ended November 30, 2005, 355,000 (year ended November 30, 2004 – 150,000) full warrants were exercised. If the common shares trade above $1.00 per share on the TSX Venture Exchange for a period of 10 consecutive trading days prior to the expiry of the warrants and after the initial four month hold period has expired, the Company has the right to force the exercise of the warrants.

In May 2004, the Company completed a private placement consisting of 3,010,000 units at a price of $0.54 per unit, for total proceeds of $1,625,400. Each unit consists of one common share and one-half share purchase warrant, where one full warrant entitles the holder to purchase an additional common share at a price of $0.80 per share until May 14, 2006. No finder’s fee was issued. During the year ended November 30, 2005, 552,500 (year ended November 30, 2004 – Nil) warrants were exercised. If the common shares trade above $1.50 per share on the TSX Venture Exchange for a period of 10 consecutive trading days prior to the expiry of the warrants and after the initial four month hold period has expired, the Company has the right to force the exercise of the warrants.

In September, 2004, the Company completed a private placement consisting of 1,306,250 units at a price of $0.80 per unit, for total proceeds of $1,045,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $1.00 per share until March 7, 2006. Finder’s fees of $40,200 were paid. During the year ended November 30, 2005, 100,000 (year ended November 30, 2004 – Nil) warrants were exercised.

In June 2005, the Company completed a private placement consisting of 1,000,000 units at a price of $0.56 per unit for total proceeds of $560,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one half a common share at a price of $0.80 per whole common share until December 23, 2006.

In July 2005, the Company completed a private placement consisting of 150,000 units at a price of $0.61 per unit for total proceeds of $91,500. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one half a common share at a price of $0.80 per whole common share until January 5, 2007.

Escrow shares

As at November 30, 2005 and 2004, there were no common shares held in escrow.

Warrants

	Year ended November 30,	Year ended November 30,
	2005	2004

Outstanding, beginning of year	4,561,250	462,917

Exercised at $0.42	(225,000)	-

Exercised at $1.20	-	(59,500)
Expired	-	(115,917)

Exercised at $0.60	-	(62,500)

Issued- exercisable at $0.35	-	1,675,000
Exercised at $0.35	(780,000)	(150,000)

Issued- exercisable at $0.80	575,000	1,505,000
Exercised at $0.80	(577,500)	-

Issued- exercisable at $1.00	-	1,306,250
Exercised at $1.00	(100,000)	-

Outstanding, end of year	3,453,750	4,561,250

The following warrants were outstanding at November 30, 2005:

Number	Exercise
of Warrants	Price	Expiry Date

1,206,250	$1.00	March 7, 2006
745,000	$0.35	March 15, 2006
952,500	$0.80	December 23, 2006
475,000	$0.80	May 14, 2006
75,000	$0.80	January 5, 2007
3,453,750

The following warrants were outstanding at November 30, 2004

Number	Exercise
of Warrants	Price	Expiry Date

425,000	$0.35	August 26, 2005
225,000	$0.42	November 14, 2005
1,306,250	$1.00	March 7, 2006
1,100,000	$0.35	March 15, 2006
1,505,000	$0.80	May 14, 2006
4,561,250

Refer to Note 14 for commitments to issue additional common shares.

9.

STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

Under its existing accounting policy for stock options, the Company recognizes an expense for the fair value of options granted on or after November 30, 2003, and provided certain pro-forma disclosure for the fair value of options granted up to November 30, 2003. The Company uses the Black-Scholes option pricing model to value stock options granted.  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  The model requires management to make estimates, which are subjective and may not be representative of actual results.  Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation and disclosures, the following assumptions were used:

	Options granted on
	January 29, 2004	September 29, 2004	May 5, 2005	August 29, 2005	November 3 and 24, 2005
Risk free interest rate	2.5%	3.22%	3.03%	3.10%	3.80%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	136%	165%	129%	51%	68% / 74%
Expected dividends	-	-	-	-	-

The Company, in accordance with the policies of the TSX Venture Exchange, is authorized to grant options to directors, employees and consultants, up to 10% of issued and outstanding common stock.  The exercise price of each option is not less than the average market price of the Company’s stock as calculated over the ten trading days preceding the date of grant, and may also be set at a higher price. The options can be granted for a maximum term of 5 years.  The consolidation of the Company’s outstanding options on a one new for every four old basis on January 14, 2004, and the repricing of all consolidated options to $0.25 per share on February 24, 2004, have been applied on a retroactive basis.

Current year stock-based compensation of $335,362 from the May, August and November 2005 grants to directors, officers and consultants of 885,000 options exercisable at $0.70 to $1.12 per share for two years was calculated using the Black-Scholes Option Pricing Model. The amounts were charged against income in the period granted, with the corresponding credit to contributed surplus. Upon exercise, a proportionate amount is credited to capital stock.

The following 1,260,000 incentive stock options were outstanding at November 30, 2005:

Number	Exercise
of Shares	Price	Expiry Date

425,000	$0.70	September 29, 2006
560,000	$0.70	May 5, 2007
150,000	$1.05	August 29, 2007
50,000	$1.00	November 3, 2007
75,000	$1.12	November 24, 2007

The following 920,000 incentive stock options were outstanding at November 30, 2004:

Number	Exercise
of Shares	Price	Expiry Date

20,000	$0.25	January 29, 2009
900,000	$0.70	September 29, 2006

	Year ended November 30,	Year ended November 30,
	2005	2004

Outstanding, beginning of year	920,000	95,000

Issued – exercisable at $0.25	-	120,000
Exercised at $0.25	(20,000)	(195,000)

Issued- exercisable at $0.70	585,000	900,000
Exercised at $0.70	(75,000)	-
Cancelled	(425,000)	-

Issued- exercisable at $1.05	175,000	-
Cancelled	(25,000)	-

Issued- exercisable at $1.00	50,000	-

Issued – exercisable at $1.12	75,000	-

Outstanding, end of year	1,260,000	920,000

10.

CONTRIBUTED SURPLUS

The Company’s contributed surplus is comprised of the following:

	2005	2004
Balance – beginning of year	$ 532,560	$ -
Stock-based compensation (Note 9)	335,362	549,360
Stock options exercised	(42,910)	(16,800)

Balance – end of year	$ 825,012	$ 532,560

11.

RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions during the current year with related parties as follows:

a)

The Company paid consulting fees of $105,600 (2004 - $152,500; 2003 - $60,000) to three directors, $28,000 (2004 – $Nil; 2003 - $Nil) to officers, and paid wages (including severance) of $144,000 (2004 - $Nil; 2003 - $Nil) to a director;

b) The Company paid rent and administration fees of $55,867 (2004 – $Nil; 2003 - $Nil)  to Cardero Resource Corp. (“Cardero”), a public company related by a common director;

c)  The Company paid rent of $Nil (2004 - $3,996;2003 - $Nil) to a company controlled by a director;

d)

Amounts due to related parties of $40,084 (November 30, 2004 - $25,525) is comprised of $5,000 (2004 - $8,780) to directors and officers for consulting, $4,931 (2004 - $2,461) to Cardero for rent and administration expenses, and $30,153 (2004 - $14,284) to directors for expense reimbursements;

e)

Directors participated in the following transactions during the year:

i.)

A director subscribed for 30,000 private placement units at $0.56 per unit;

ii.)

A director exercised 20,000 stock options at $0.25 per share.

All transactions with related parties have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed upon by the related parties (see Note 3).

12.

INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 34.99% (2004 – 35.79%) are as follows:

	2005	2004

Net loss for the year	$ (3,176,055)	$ (1,630,322)

Income tax recovery at combined basic
Canadian Federal and Provincial tax rate:
34.99% (2004 – 35.79%)	1,111,302	583,476
Foreign tax rates differentials	(116)	(4,143)
Tax benefit of losses not recognized in current year	(1,111,186)	(579,333)

Income tax recovery	$ -	$ -

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	2005	2004

Future income tax:
Property, plant and equipment	$ 7,208	$ 5,969
Exploration and development expenditures	1,235,919	620,589
Issuance costs	204,561	209,232
Losses available for future periods	1,294,289	1,038,433

	2,741,977	1,874,223
Valuation allowance	(2,741,977)	(1,874,223)

	$ -	$ -

The above loss available for future periods include US operating losses by applying the income tax rates of 34% (2004 – 34%).  These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $3,532,207 (2004 - $1,766,000) and operating losses of approximately $2,704,034 (2004 - $1,913,822) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,023,964 (2004 - $1,023,386) available to reduce US taxable income. These losses expire as follows:

	Canada	U.S.

2006	$ 283,378	$ -
2007	243,750	-
2008	210,167	-
2009	254,374	-
2010	235,356	-
2014	538,975
2015	938,034
2018	-	523,786
2019	-	255,021
2020	-	168,818
2021	-	34,215
2022	-	5,182
2023	-	18,488
2024	-	17,876
2025	-	578

	$ 2,704,03	$ 1,023,964

13.

 SUPPLEMENTAL DISCLOSURES WITH RESPECT TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS:

				Cumulative Amounts From October 7, 1994 to November 30, 2005
	Years Ended November 30,
	2005	2004	2003

Cash paid during the year for:
Interest	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 800,410 common shares (adjusted for roll-backs) for non-cash consideration as follows:

	Number
Year	of Shares	Amount	Consideration
2005	200,000	$ 238,000	Acquisition of mineral property
2004	200,000	244,000	Acquisition of mineral property
2004	84,583	20,300	Shares for debt owing
2002	23,750	15,350	Finder’s fees
2002	139,402	66,457	Shares for debt owing
1999	2,675	8,025	Finder’s fees
1996	150,000	600,000	Acquisition of mineral property

14.

CONTINGENCIES AND COMMITMENTS

a)

The Company has entered into a month to month office lease arrangement with no annual lease commitments.

b)

All phases of the Company’s operations are subject to environmental regulations.  Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees.  Although presently, compliance with such laws is not a significant factor in the Company’s operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company’s operations.

c)

As at November 30, 2005, the Company has the following mineral property commitments over the next two years:

	Canada		Argentina
	Non - Cash	Cash	Non - Cash	Cash
2006
Number of common shares to issue	200,000		200,000
Annual option payment		$ 25,000		$ -
2007
Number of common shares to issue	250,000		300,000
Annual option payment		25,000		-

	450,000	$ 50,000	500,000	$ -

15.

SUBSEQUENT EVENTS

a)

Subsequent to year end, 274,750 warrants were exercised at $0.80 per share, 225,000 warrants were exercised at $0.35 per share, and 93,750 warrants were exercised at $1.00 per share.

b)

Stock options

i)

Subsequent to year end, 75,000 options were granted to consultants, exercisable at $1.14 per share until December 5, 2007

ii)

25,000 options were exercised at $0.70 per share

16.

SEGMENTED INFORMATION

The Company operates in a single industry segment, mineral acquisition, exploration and development. As the Company expenses its acquisition, exploration, and development costs, no assets outside of Canada are shown on the balance sheet.  Thus, no capital asset geographic segment disclosure is made here.  However, significant losses due to mineral property expenses are incurred outside of Canada.  Consequently, the following segmented information is provided:

	Years ended November 30
	2005	2004	2003
Net loss for the year- Canada	$(2,098,125)	$(1,126,060)	$(235,416)
Net loss for the year- Peru	(8,562)	(484,847)	-
Net loss for the year- Argentina	(1,068,790)	-	-
Net loss for the year- US	(578)	(19,415)	(27,783)

Consolidated net loss for the year	$ (3,176,055)	$ (1,630,322)	$ (263,199)

17.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

18.

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.  Except as set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock-Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted.  As at November 30, 2003, no compensation cost would have been recorded for any period under this method.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), issued in October 1995, requires the use of the fair value based method of accounting for stock options.  Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.  SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25.

Prior to 2004, Canadian generally accepted accounting principles did not require the reporting of any stock based compensation expense in the Company’s consolidated financial statements.

The Company uses the Black-Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date.  As at November 30, 2005 cumulative compensation expense totaling $884,722 (November 30, 2004 - $549,360) has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited or exercised. In determining the fair value of the incentive stock options, the following assumptions, on a weighted average basis, were used:

	Options granted on
	January 29, 2004	September 29, 2004	May 5, 2005	August 29, 2005	November 3 and 24, 2005
Risk free interest rate	2.5%	3.22%	3.03%	3.10%	3.80%
Expected life	2 years	2 years	2 years	2 years	2 years
Expected volatility	136%	165%	129%	51%	68% / 74%
Expected dividends	-	-	-	-	-

The following is a summary of the status of stock options outstanding at November 30, 2005:

		Outstanding Options		Exercisable Options
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.70 - $1.12	1,260,000	1.32	$0.78	1,166,250	$0.76

The following is a summary of the stock-based compensation plan during 2005, 2004, and 2003:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding and exercisable at November 30, 2003	95,000	$ 0.80

Forfeited	(16,250)	0.68

Repricing of all options- February 24, 2004	78,750	0.25

Granted	120,000	0.25
Granted	900,000	0.70
Exercised	(178,750)	0.25

Outstanding and exercisable at November 30, 2004	920,000	0.69

Granted	860,000	0.79
Forfeited	(425,000)	0.70
Exercised	(95,000)	0.61

Outstanding and exercisable at November 30, 2005	1,260,000	$ 0.78

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements.  Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company’s policy of expensing acquisition, exploration and development costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US generally accepted accounting principles.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value.  Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary.  Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), unrealized holding gains and losses for trading securities are included in statements of operations.  Temporary unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders’ equity until realized.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the years ended November 30, 2005 and 2004 there were no other items of comprehensive income.

Loss per share

SFAS No. 128 “Earnings Per Share” simplifies the computation of income (loss) per share by replacing the presentation of primary earnings (loss) per share with a presentation of basic earnings (loss) per share, as defined. The statement requires dual presentation of basic and diluted earnings (loss) per share by entities with complex capital structures. Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

Recent accounting pronouncements

The following accounting pronouncements have been introduced since the filing of the Company’s Form 20F filed on May 31, 2005:

a)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6, “Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No.43, “Restatement and Revision of Accounting Research Bulletins, Chapter 4, “Inventory Pricing”, (“ARB No.43”). Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted.  The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

b)

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143”. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). Retrospective application for interim financial information is permitted but is not required. The Company does not have any conditional asset retirement obligations.

c)

The following standards issued by the FASB do not impact the Company at this time:

SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

The impact of the above differences between Canadian and United States generally accepted accounting principles on consolidated statements of loss, as reported, is as follows:

				Cumulative amount from October 7, 1994 to November 30, 2005
	Years Ended November 30,
	2005	2004	2003

Loss for the period as reported	$ (3,176,055)	$ (1,630,322)	$ (263,199)	$ (9,725,385)

Less: Compensation expense - stock options	-	-	- -	(350,111)

Loss for the period in accordance with United States generally accepted accounting principles	$ (3,176,055)	$ (1,630,322)	$ (263,199)	$ (10,075,496)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the consolidated statements of deficit, as reported, is as follows:

	Years Ended November 30,
	2005	2004	2003

Deficit, as reported	$ (9,725,385)	$ (6,549,330)	$ (4,919,008)

Cumulative compensation expense - stock options	(350,111)	(350,111)	(350,111)
Deficit in accordance with United States generally accepted accounting principles	$ (10,075,496)	$ (6,899,441)	$ (5,269,119)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss per share, as reported, is as follows:

	Years ended November 30
	2005	2004	2003

Net loss for the period under United States generally accepted accounting principles	$ (3,176,055)	$ (1,630,322)	$ (270,999)

Weighted average number of shares outstanding under United States
generally accepted accounting principles	11,648,823	6,732,969	1,908,609

Basic loss per share	$ (0.27)	$ (0.24)	$ (0.14)

Diluted EPS has not been disclosed as the effect of the exercise of the Company’s outstanding options and warrants would be anti-dilutive.

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statements of shareholders’ equity, as reported, is as follows:

					Deficit
					Accumulated
	Capital Stock			Additional	during the
	Number		Subscriptions	Paid-In	Exploration
	of shares	Amount	receivable	Capital	Stage	Total

Shareholders’ equity as
reported November 30, 2004	10,551,142	$ 8,991,903	$ (30,375)	$ 532,560	$ (6,549,330)	$ 2,944,758

Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at November
30, 2004	10,551,142	$ 8,991,903	$ (30,375)	$ 882,671	$ (6,899,441)	$ 2,944,758
Shareholders’ equity as
Reported November 30, 2005	13,678,642	$ 10,911,313	$ -	$ 825,012	$ (9,725,385)	$ 2,010,940

Cumulative compensation
expense - stock options	-	-	-	350,111	(350,111)	-

Shareholders’ equity in
accordance with United
States generally accepted accounting
principles at November
30, 2005	13,678,642	$ 10,911,313	$ -	$ 1,175,123	$ (10,075,496)	$ 2,010,940